Parker Drilling Plan of Reorganization Confirmed by Court
Plan Calls For Significant Reduction of Debt, Access to Additional Capital
Company Expects to Emerge from Chapter 11 Later this Month
HOUSTON, March 7, 2019 /PRNewswire/ -- Parker Drilling Company (OTC Pink Marketplace: PKDSQ) ("Parker" or the "Company") today announced that the United States Bankruptcy Court for the Southern District of Texas (the “Court”) has confirmed the Amended Joint Chapter 11 Plan of Reorganization (the “Plan”) of Parker and its debtor affiliates. Parker expects to complete its restructuring and successfully emerge from Chapter 11 protection later this month.
The Plan calls for the issuance of equity and a new $210 million Second-Lien Term Loan due 2024 to holders of Parker’s funded debt and the injection of $95 million of new, fully-committed equity capital through a backstopped rights offering. Current preferred equity holders and common equity holders will also receive equity and warrants for equity in the reorganized company. Holders of claims arising from non-funded debt general unsecured obligations will receive payment in full in cash.
“Confirmation of our Plan is a key step towards putting Parker on the right path for a successful future with a stronger financial position,” said Gary Rich, Chairman, President and Chief Executive Officer. “We appreciate the overwhelming support of the Plan by all voting stakeholder groups, which demonstrates their confidence in Parker’s disciplined strategy to build our enterprise by leveraging our global footprint and diverse suite of products and services.”
“I also want to extend my sincere gratitude to Parker Drilling employees across the world, for their unwavering commitment to serving our customers with operational excellence and integrity during this process. I am excited as I look to the future at what we will be able to achieve as a stronger company,” Rich concluded.
Additional information about the restructuring can be found at https://cases.primeclerk.com/parkerdrilling or toll-free number, +1.855.631.5345, or +1.347.338.6451 internationally.
Kirkland & Ellis LLP is serving as legal advisor to Parker in connection with the restructuring. Moelis & Company is serving as Parker's investment banker, and Alvarez & Marsal is serving as its financial advisor.
Cautionary Statement
This press release contains certain statements that may be deemed "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts addressing activities, events or developments the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s ability to obtain the Court’s approval with respect to motions or other requests made to the Court in the Chapter 11 cases, including maintaining strategic control as debtor-in-possession; the Company’s ability to consummate the Plan; the effects of the filing of the Chapter 11 cases on the Company’s business and the interest of various constituents, including stockholders; increased advisory costs to execute the Company’s reorganization; any inability to maintain relationships with suppliers, customers, employees and other third parties as a result of the Chapter 11 cases; Court rulings in the Chapter 11 cases as well as the outcome of all other pending litigation and the outcome of the Chapter 11 cases in general; the length of time that the Company will operate with Chapter 11 protection and the continued availability of operating capital during the pendency of the proceedings; third-party motions in the Chapter 11 cases, which may interfere with the Company’s ability to consummate the Plan; the potential adverse effects of the Chapter 11 cases on the Company’s liquidity and results of operations; the impact of the NYSE delisting the Company’s common stock on the liquidity and market price of the Company’s common stock and on the Company’s ability to access the public capital markets; changes in worldwide economic and business conditions; fluctuations in oil and natural gas prices; compliance with existing laws and changes in laws or government regulations; the failure to realize the benefits of, and other risks relating to, acquisitions; the risk of cost overruns; the Company’s ability to refinance its debt; and other important factors, many of which could adversely affect market conditions, demand for the Company’s services, and costs, and all or any one of which could cause actual results to differ materially from those projected. For more information, see "Risk Factors" in the Company's Annual Report filed on Form 10-K with the Securities and Exchange Commission and other public filings and press releases. Each forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
About Parker Drilling
Parker Drilling provides drilling services and rental tools to the energy industry. The Company's Drilling Services business serves operators through the use of Parker-owned and customer-owned rig fleets in select U.S. and international markets, specializing in remote and harsh environment regions. The Company's Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.
Contact:
Nick Henley
Director, Investor Relations
(+1) (281) 406-2082
nick.henley@parkerdrilling.com